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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to The Wiser Oil Company 1991 Stock Incentive Plan, as amended, (Form S-8 Nos. 333-29973 and 33-62441) and in the Registration Statements pertaining to The Wiser Oil Company 1991 Non-Employee Directors' Stock Option Plan, as amended, (Form S-8 Nos. 333-68822, 333-22525, and 333-15083), of our report dated February 28, 2003, with respect to the consolidated financial statements of The Wiser Oil Company and subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP
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Ernst & Young LLP

Dallas, Texas
March 28, 2003